Exhibit 99.1
PRESS RELEASE
Juniata Valley Financial Corp. Announces First Quarter Earnings for 2010 and Declares
Quarterly Dividend
Mifflintown, PA —April 28, 2010— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the first quarter of 2010.
Net income for the quarter ended March 31, 2010 was $1,188,000, a 15.7% decrease from the results for the first quarter of 2009. Basic and diluted earnings per share were $0.27 in the first quarter of 2010 compared to $0.32 in the first quarter of 2009. Total assets at March 31, 2010 were $438.8 million, a decrease of 0.8% in comparison to year-end 2009.
Net interest income was unchanged at $4.0 million for the first quarters of 2010 and 2009. Despite a decline of 8 basis points when compared to the first quarter of 2009, the net interest margin on a fully tax-equivalent basis remained strong at 4.27% for the first quarter of 2010. Average loans outstanding and investments were $2.1 million and $6.5 million higher, respectively, during the 2010 period than during the 2009 period and were funded by an $8.9 million increase in average deposits.
A loan loss provision of $285,000 was recorded in the first quarter of 2010, compared to $135,000 in the first quarter of 2009. The loan loss provision was increased to reflect loan growth and maintain the allowance for loan losses at a level sufficient to reflect the risk in the loan portfolio. On March 31, 2010, the percentage of non-performing loans to total loans was 1.25% as compared to 1.29% on December 31, 2009. Net charge-offs in the first quarter of 2010 were 0.04% of average loans outstanding as compared to 0.07% in the first quarter of 2009.
Non-interest income, in total, was $1,023,000 in the first quarter of 2010 compared to $1,242,000 in the first quarter of 2009. However, results from the first quarter of 2009 included an adjustment to increase non-interest income by $323,000, representing previously unrecorded fees earned from the sales of insurance policies on loans; this item impacts comparability when making comparisons of non-interest income between the two periods. This event did not recur, nor is it expected to recur in any future period, but does create the appearance of a decline in non-interest income on a comparative basis. Non-interest income from recurring sources such as the overdraft protection product, bank card fees and trust fees, increased in total by $99,000. Non-interest expense decreased by $46,000, or 1.4%, in 2010 as compared to 2009, despite an increase of $59,000 in FDIC insurance premiums in the first quarter of 2010.
Annualized return on average equity for the first quarter of 2010 was 9.32%, compared to the prior year’s ratio for the same period of 11.59%. For the quarters ended March 31, 2010 and 2009, annualized return on average assets was 1.09% and 1.32%, respectively.
Mr. Evanitsky commented, “We are happy to be able to deliver consistently favorable results to our shareholders, especially in the current economic climate. Although lower than in 2009, our 2010 performance ratios are strong, and if, for comparability purposes, the impact of the first quarter 2009 favorable adjustment to non-interest income is disregarded, net income would have been approximately the same in both periods.” The after-tax effect of the $323,000 adjustment to non-interest income added approximately $213,000 to net income in the 2009 period.

The $0.20 dividend per share paid in the first quarter of 2010 reflected an increase of 5.3% over the dividend paid in the first quarter of 2009. Mr. Evanitsky announced that, on April 20, 2010, Juniata Valley’s Board of Directors declared a cash dividend of $.20 per share for the second quarter, payable on June 1, 2010 to shareholders of record on May 14, 2010, maintaining the 5.3% increase in regular dividends as compared to the prior year.
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.
The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.
*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, the current disruptions in the financial and credit markets, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.
For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.